                                                                    Exhibit 10.4

[Eli Lilly and Company Letterhead]


September 17, 2001

Mr. Sidney Taurel
Chairman of the Board, President,
and Chief Executive Officer
Eli Lilly and Company
Lilly Corporate Center
Indianapolis, IN  46285

Dear Sidney:

You recently requested that the Compensation Committee ("Committee") reduce your base salary during the 2002 calendar year only from $1,391,100 to $1.00 in light of the expected financial impact in that year from the loss of U.S. market exclusivity for Prozac. The Committee has agreed to honor your request. The purpose of this letter is to set forth our agreement relative to the impact of the reduction in your base pay on certain employee benefits.

In general, it is our mutual intent to preserve your salary-dependent employee benefits during the 2002 calendar year at essentially the same level as if your salary had not been reduced. To achieve this goal, we have agreed that during the period from January 1, 2002 to December 31, 2002, those benefits will be administered as follows:

         1. Benefits based on Earnings. Where plan benefit calculations are
            --------------------------
based, in part, on earnings, wages or base pay such as your extended disability benefit, they will be based on your 2001 year-end base salary prior to your requested reduction.

         2. Benefit Allowance. We also will provide you with a benefit allowance
            -----------------
intended to maintain your same level of contributions to The Lilly Employee Savings Plan and insurance coverages you elected for 2001 under various components of the Welfare Plan, including Life Insurance, Health Plan and Extended Disability.

         3. Excess Retirement and Savings Plans.  Appropriate amendments will
            -----------------------------------
be made to the Excess Retirement and Savings Plans effective January 1, 2002, to ensure that your benefits and contributions are unaffected by the salary waiver.

         4. Change-in Control Severance Pay Plan. Should a change-in control (as
            ------------------------------------
defined in the Company's Change-in Control Severance Pay Plans) occur during the 2002 calendar year, your annual base salary would automatically revert back to the 2001 rate of $1,391,100. In addition, should you become eligible for a severance payment under the Change-in Control Severance Pay Plan during 2002, your "Monthly Base Salary" for purposes of calculating the severance benefit will be considered to be your 2001 year-end base salary prior to your requested reduction.

Mr. Sidney Taurel
September 17, 2001
Page 2

This salary reduction is for 2002 only. It is the Committee's intent to re-establish your base salary at a competitive level for 2003.

If you have any questions, please let us know.

                                           Sincerely,

                                           ELI LILLY AND COMPANY


                                           By: /s/ Steven C. Beering
                                               ---------------------
                                               Steven C. Beering, M.D.
                                               Chairman, Compensation Committee


                                           By: /s/ Pedro P. Granadillo
                                               -------------------------
                                               Pedro P. Granadillo
                                               Senior Vice President

ACCEPTED this 17th day of September, 2001.


By:  /s/ Sidney Taurel
     -----------------
     Sidney Taurel